EXHIBIT 99.1

BIOLASE UPDATES STATUS OF NASDAQ LISTING

SAN CLEMENTE, Calif., July 28 -- BIOLASE Technology, Inc. (NASDAQ: BLTIE - News), a medical technology company that develops, manufactures and markets lasers and related products focused on technologies for improved applications and procedures in dentistry and medicine, announced today that the Company has requested an additional extension from NASDAQ to file its late Form 10-Q for the period ending March 31, 2005 and to come into full compliance with the rules of the NASDAQ National Market (the Company’s securities originally were scheduled to be delisted on August 1, 2005). The Company’s securities will continue to be listed on NASDAQ while the Listing Qualifications Panel considers whether to grant an extension. The Company can provide no assurances that the Panel will grant the request for an extension. If the Panel does not grant an extension, the Company’s securities will be delisted. Pending receipt of the decision from the Panel, the Company has agreed to keep NASDAQ apprised of its progress as it works to complete its Form 10-Q.

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufactures and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release contains forward-looking statements that are based on the current expectations of the Company’s management. These forward-looking statements can be identified through the use of words such as “plans” or similar expressions. Forward-looking statements in this release include statements regarding compliance with listing standards of The NASDAQ Stock Market, and any expectations regarding the Panel’s decision to grant an extension for the Company to come into full compliance with The NASDAQ National Marketplace Rules. These statements speak only as of the date hereof, are based upon the information available to the Company now, are not guarantees of future outcomes and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes could differ materially and adversely from those expressed in any forward-looking statements as a result of a number of factors including, but not limited to, whether the Company can effect a filing of the Form 10-Q and otherwise comply with the listing standards of The NASDAQ Stock Market before any delisting decision is reached with an unfavorable determination. Such information is subject to change, and the Company undertakes no obligation to update such statements.

For further information, please contact: Robert E. Grant, President & CEO; John W. Hohener, Executive Vice President and CFO; or Scott Jorgensen, Director of Finance & Investor Relations, of BIOLASE Technology, Inc., +1-949-361-1200.